3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | BioLifeSolutions.com
BioLife Solutions Announces Leadership Transitions & Preliminary Third Quarter Revenue with Updated Outlook for 2023

Roderick de Greef appointed Chairman and Chief Executive Officer bringing 20+ years of prior BioLife experience

Garrie Richardson appointed Chief Revenue Officer

Preliminary Q3 revenue of $33.3 million and expect 2023 revenue at the low end of the previously announced guidance range

BOTHELL, Wash. (October 19, 2023) – BioLife Solutions, Inc. (NASDAQ: BLFS) a leading supplier of class-defining bioproduction tools and services for the cell and gene therapy (CGT) and broader biopharma markets, today announced Roderick de Greef has been appointed as Chairman of the Board of Directors and Chief Executive Officer replacing Michael Rice who is retiring after a seventeen year tenure, effective immediately. Rice has agreed to consult for the Company until March 31, 2024, to support a smooth transition.

"On behalf of the board, we are pleased to welcome Rod back to the Biolife management team and to express our sincere gratitude to Mike for his leadership and contributions over the years. After considering both internal and external candidates, we believe Rod is the obvious choice based on his wealth of experience as a strategic operator coupled with his deep understanding of our space and business" said Amy DuRoss, incoming Lead Independent Director of the Board.

de Greef remarked, “I am thrilled to have the opportunity to return to BioLife in a management capacity to lead the organization at this critical moment in its evolution and the objective is clear. My immediate efforts will be to continue the renewed focus on our cell processing and biostorage platforms, and to bring the divestiture process of our freezer product lines to a conclusion as quickly as possible. In the longer term, the focus will be on returning the company to strong and consistent revenue growth and restoring profitability by leveraging our long-established expertise in cryobiology and our uniquely positioned, high margin biopreservation media franchise.”

de Greef has over 30 years of senior financial and operating experience in a number of medical technology and biotech companies. de Greef serves on the Board of Directors and has previously served the Company for over 20 years, holding multiple positions including Chief Financial Officer, and more recently as President and Chief Operating Officer.

Rice stated, “With third quarter cell processing revenue results coming in as expected and our focused strategy for 2024, I believe this is a good time to hand over leadership of the Company. It has been the highest honor of my career to lead BioLife for over seventeen years. I’ve been blessed to work with such a dedicated and capable leadership team, and entire team of workers, who consistently put customers first and strive to deliver class-defining solutions every day. I look forward to Rod assuming the Chairman and CEO roles and will fully support his leadership to position BioLife for continued success.”

The Company also announced that Garrie Richardson, previously General Manager of BioLife’s biostorage business, has been named Chief Revenue Officer. Richardson founded SciSafe in 2010 and was its CEO until BioLife’s acquisition in 2020. de Greef stated, “I’m very pleased that Garrie is stepping into the role as Chief Revenue Officer. In the years I’ve worked with Garrie, he

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | BioLifeSolutions.com
has consistently demonstrated strategic selling and leadership skills, and has strong customer relationships that have produced solid revenue growth for our biostorage platform since the acquisition.”

Q3 Preliminary Unaudited Revenue and Updated FY2023 Guidance

The Company is reporting preliminary, unaudited revenue for the third quarter of 2023 of approximately $33.3 million. This includes cell processing platform preliminary revenue of $13.3 million, which is in line with management’s guidance issued on August 8th. Preliminary revenue for Storage and Storage Services, and Freezers and Thaw Systems platforms was $6.6 million and $13.4 million, respectively. The Company now expects full year 2023 revenue at the low end of the previously announced guidance range of $144 million to $158 million, which assumes flat to modest sequential growth for its cell processing platform in the fourth quarter.

de Greef continued, “As we navigate this dynamic operating environment, we will continue to work closely with customers to manage inventory to normalized levels as quickly as possible. Our updated outlook reflects near-term trends in the business based on this macro backdrop and recent customer interactions. With a leading position in attractive and growing end markets, I am confident about the long-term trajectory of our cell processing and biostorage franchises”.

Total FY2023 and Freezers and Thaw Systems platform revenue may be impacted by the timing of the freezer product line divestitures. The preliminary revenue set forth above are unaudited and remain subject to ongoing review and adjustment. The Company will report complete results on its third quarter 2023 earnings call currently scheduled for November 9, 2023.

About BioLife Solutions

BioLife Solutions is a leading supplier of class-defining bioproduction tools and services for the cell and gene therapy and broader biopharma markets. Our tools portfolio includes our proprietary CryoStor® and HypoThermosol® biopreservation media for shipping and storage, the ThawSTAR® family of automated, water-free thawing products, evo® cold chain management system,  high capacity cryogenic storage freezers, Stirling Ultracold mechanical freezers, SciSafe biologic storage services, and Sexton Biotechnologies cell processing tools. For more information, please visit www.biolifesolutions.com, www.scisafe.com, www.stirlingultracold.com, or www.sextonbio.com and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "plans," "expects," "believes," "anticipates," "designed," and similar words are intended to identify forward-looking statements. Forward-looking statements are based on our current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings we make with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | BioLifeSolutions.com

Media & Investor Relations
At the Company Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com